Exhibit (h)(7)

AMENDMENT TO THE

TRANSFER AGENT SERVICING AGREEMENT

THIS AMENDMENT, effective as of July 11, 2025 (the “Effective Date”), to the Transfer Agent Servicing Agreement, dated as of December 16, 2024, (the "Transfer Agent Agreement"), is entered into by and between TORTOISE CAPITAL SERIES TRUST, a Maryland statutory trust (the "Trust") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("Fund Services").

RECITALS

WHEREAS, the parties have entered into the Transfer Agent Agreement; and

WHEREAS, the parties desire to amend Exhibit A of the Transfer Agent Agreement to add the following Series of the Trust; and

•	Tortoise Global Water Fund

•	Tortoise AI Infrastructure ETF

WHEREAS, Section 13 of the Transfer Agent Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree that as of the close of business on the Effective Date, Exhibit A of the Transfer Agent Agreement is superseded and replaced with the Exhibit A attached hereto.

Except to the extent amended hereby, the Transfer Agent Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the Effective Date.

TORTOISE CAPITAL SERIES TRUST		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Jeffrey Kruske	By:	/s/ Gregory Farley
Printed Name:	Jeffrey Kruske	Printed Name:	Gregory Farley
Title:	Authorized Officer	Title:	Senior Vice President
Date:	7/7/2025	Date:	7/8/2025

Exhibit A to the

Transfer Agent Servicing Agreement

Separate Series of Tortoise Capital Series Trust

Name of Series

Tortoise Essential Energy Fund

Tortoise North American Pipeline Fund

Tortoise Energy Fund

Tortoise Global Water Fund

Tortoise AI Infrastructure ETF

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